THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ORBIMAGE INC. (F/K/A ORBITAL
IMAGING CORPORATION)

The undersigned, Armand D. Mancini,
certifies that he is the Executive Vice-President of Orbital Imaging Corporation, a corporation organized and existing under the laws of the State of Delaware, and does hereby further certify as follows:

1.  The name of the Corporation is Orbital
Imaging Corporation.  The Certificate of
Incorporation of Orbital Imaging Corporation was originally filed with the Secretary of State of the State of Delaware on November 13, 1992, and was amended by the Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 2, 1996, and was amended and restated by that Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 8, 1997, and was amended again by that Amendment to the Amended and Restated
Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 10, 1998; and was amended and restated by that Second
Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 25, 1998.

2.  This Third Amended and Restated
Certificate of Incorporation of Orbital Imaging
Corporation has been duly adopted in accordance with the provisions of Section 303 of the General
Corporation Law of the State of Delaware.
Provision for the making of this Amended and Restated Certificate of Incorporation is contained in the order of the United States Bankruptcy Court for the Eastern District of Virginia dated as of October
24, 2003 confirming the Third Amended Plan of
Reorganization filed by Orbital Imaging
Corporation pursuant to Section 1121(a) of Chapter
11 of Title 11 of the United States Code.

3.  The text of the Certificate of
Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I
NAME

The name of the corporation
(hereinafter sometimes referred to as the "Corporation") is ORBIMAGE Inc.

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the registered office
of the Corporation in the State of Delaware is 1013
Center Street, New Castle County, Wilmington,
Delaware. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III
PURPOSE

The purpose of the Corporation is to
engage in any lawful act or activity for which corporations may be organized under the General
Corporation Law of the State of Delaware (the
"DGCL").

ARTICLE IV
CAPITAL STOCK

The Corporation is authorized to
issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred
Stock."  The total number of shares of Common
Stock which the Corporation shall have authority to issue is 25,000,000 shares, with a par value of $0.01 per share. The total number of shares of Preferred
Stock which the Corporation shall have authority to issue is 5,000,000 shares, with a par value of $0.01 per share. To the extent prohibited by Section
1123(a)(6) of Chapter 11 of Title 11 of the United
States Code, the Corporation will not issue non-voting equity securities.

(a)	Common Stock.  The rights,
preferences, privileges and restrictions granted or imposed upon the Common Stock are as follows:

1.	Dividends.  The holders of
the Common Stock shall be entitled to the payment of dividends when and as declared by the board of directors of the Corporation (the "Board") out of funds legally available therefore and to receive other distributions from the Corporation, including distributions of contributed capital, when and as declared by the Board. Any dividends declared by the Board to the holders of the then outstanding
Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

2.	Liquidation, Dissolution or
Winding Up.  Subject to the rights of any Preferred
Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation's stockholders shall be distributed among the holders of the then outstanding Common
Stock pro rata, in accordance with the number of shares of Common Stock held by each such holder.

3.	Voting.  Each holder of
Common Stock shall have full voting rights and powers equal to the voting rights and powers of each other holder of Common Stock and shall be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in the name of such stockholder on the books of the Corporation. Each holder of Common Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation (as in effect at the time in question) and applicable law, on all matters put to a vote of the stockholders of the Corporation.

(b)	Preferred Stock.  The
Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issue of any shares thereof.

The Board is hereby authorized to (i)
fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions, if any), the redemption price or prices, the liquidation preferences, any other designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, and the number of shares constituting any such unissued series and the designation thereof, or any of them and (ii) to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding, in each case subject to the requirements of the DGCL and this Amended and Restated Certificate of Incorporation, as amended from time to time. In case the number of shares of any particular series shall be so decreased, the number of shares then available for issuance pursuant to section (b) of this Article IV shall be increased by that number so decreased.

(c)	Protective Redemption.

1.	To the extent necessary to
prevent the loss of, or to reinstate, any license or franchise issued by a governmental agency held by the Corporation or any of its direct or indirect subsidiaries, which license or franchise (a
"License") is conditioned upon some or all of the holders of shares of stock of the Corporation with voting rights and powers, whether currently or hereafter authorized and issued ("Voting Stock"), possessing prescribed qualifications ("License
Qualifications"), the Corporation shall have the power and authority to redeem the Corporation's
Voting Stock in accordance with Section 151 or any successor provisions of the DGCL. For the purposes of this section (c) of Article IV, Licenses shall include, but shall not be limited to, licenses issued by the Federal Communications
Commission, licenses issued by the National
Oceanic and Atmospheric Administration,
registrations made pursuant to the International
Traffic in Arms Regulations administered by the Department of State, and security clearances obtained from the Department of Defense.

2.	Any redemption made
pursuant to this section (c) of Article IV shall be referred to herein as a "Protective Redemption," any holder whose ownership of the Company's Voting
Stock conflicts with the License Qualifications shall be referred to herein as a "Redeemable
Holder," and the Voting Stock held by a
Redeemable Holder, the "Redeemable Stock."

3.	No Protective Redemption
shall be made with respect to the Redeemable Stock of any Redeemable Holder unless and until such Redeemable Holder has been notified in writing that the Board has determined that a Protective
Redemption is necessary and in the best interests of the Corporation (a "Redemption Notice") and has been given a reasonable opportunity to take such actions as may be required in order to make her ownership of the Redeemable Stock compliant with the License Qualifications ("Compliance Actions").
Such actions may include, for instance, granting a voting proxy or the establishment of a voting trust with respect to the Redeemable Stock or sale by the Redeemable Holder of such portion of the Redeemable Stock as would cause the ownership of Redeemable Stock to be compliant with the License
Qualifications. The Redemption Notice shall specify the date within which such Compliance
Actions must be taken (the "Compliance Date"), which shall take into account the requirements of the governmental agency involved and shall in no circumstance be so long as to cause undue jeopardy to the retention or reinstatement of the License and which may be revised from time to time to the extent the requirements of the governmental agency change so as to render a longer or shorter period appropriate. No Protective Redemption shall be effective as to otherwise Redeemable Stock to the extent that Compliance Actions have been taken prior to the effective date of a Protective
Redemption. A Protective Redemption shall become effective on the Compliance Date. The
Redemption Notice shall be delivered to such Redeemable Holder, in person or via mail, to the address of such Redeemable Holder as it appears on the records of the Corporation. If delivered in person, notice is given when actually delivered and, if delivered via mail, notice is given when deposited in the United States mail, postage prepaid.

4.	If a Protective Redemption
becomes effective, the Redeemable Holder shall indemnify and reimburse the Corporation for all direct and indirect costs and expenses, including attorney's fees, incurred by the Corporation in performing its obligations and exercising its rights under this section (c) of Article IV.

5.	To the extent that the
qualifications of more than one Redeemable Holder cause the lack of compliance with the applicable
License, but compliance by fewer than all of such Redeemable Holders would address the deficiency, the Board may in its discretion elect which Redeemable Holders shall be subject to a Protective
Redemption and shall be under no obligation to effectuate a Protective Redemption pro rata among all such Redeemable Holders.

6.	The per share redemption
price ("Redemption Price") of the Voting Stock redeemed pursuant to a Protective Redemption shall be equal to the average closing price of such Voting
Stock on a national securities exchange or the National Association of Securities Dealers automated quotation system for the 30 trading days immediately preceding the date of the Redemption
Notice; or if such Voting Stock is not so traded, then the average of the last bid prices as quoted by another generally recognized reporting system for each day during such 30-day trading period; or if such stock is not so quoted, the fair market value of the Voting Stock as determined by the Board.

7.	The Corporation may redeem
any Redeemable Stock for cash or notes or a combination thereof, as determined by the Board in its discretion. Such cash and the principal amount of such notes (or combination thereof) shall equal the Redemption Price times the number of shares of Redeemable Stock that are the subject of the Protective Redemption and shall be delivered to the Redeemable Holder within three business days after the effective date of a Protective Redemption. Any notes issued to a Redeemable Holder pursuant to this section (c) of Article IV shall be unsecured notes of the Corporation, shall be subordinated to all existing and future indebtedness of the Corporation, shall mature on the fifth anniversary of the date of the Protective Redemption and shall accrue interest at a rate initially equal to the prime rate of interest as published in The Wall Street
Journal (the "Prime Rate") on the business day immediately prior to the effective date of the Protective Redemption through the end of the calendar quarter in which the effective date occurs and for each calendar quarter thereafter at the Prime
Rate published on the last business day of the preceding calendar quarter.

8.	A vote of a majority of the
disinterested members of the Board shall be required for the Board to act pursuant to this section
(c) of Article IV; provided that if no members of the Board are disinterested, a vote of the majority of the members of the Board shall be required. A member of the Board will be deemed disinterested for these purposes if he or she is not an affiliate or employee of a Redeemable Holder.

ARTICLE V
BYLAWS

In furtherance and not in limitation
of the power conferred by statute, the Board by a vote of not less than a majority of the then-authorized number of directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation subject to any limitations contained therein and to the power of the stockholders of the Corporation to make, alter or repeal any Bylaw whether adopted by them or otherwise.

ARTICLE VI
ELECTION OF DIRECTORS

Election of directors need not be by
written ballot unless and except to the extent that the Bylaws of the Corporation shall so provide.

ARTICLE VII
ELIMINATION OF CERTAIN LIABILITY OF
DIRECTORS AND OFFICERS

To the full extent permitted by the
DGCL or any other applicable laws presently or hereafter in effect, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director or officer of the Corporation, as the case may be. Each person who serves as a director or officer of the Corporation while this
Article VII is in effect shall be deemed to be doing so in reliance on the provisions of this Article VII, and neither the amendment or repeal of this Article
VII nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article VII shall apply to, or have any effect on, the liability or alleged liability of any director or officer of the Corporation for, arising out of, based upon or with respect to any acts or omissions of such director or officer occurring prior to such amendment, repeal or adoption of any inconsistent provision. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. The provisions of this Article VII are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors or officers of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, Bylaw, agreement, vote of the Corporation's stockholders or disinterested directors, or otherwise.

ARTICLE VIII
INDEMNIFICATION

The Corporation shall, to the
maximum extent permitted from time to time under the law of the State of Delaware, indemnify and, upon request, advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation), by reason of the fact that such person is or was or has agreed to be a director, officer, partner, trustee, employee or agent of the Corporation or while a director, officer, partner, trustee, employee or agent is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, from and against expenses
(including attorney's fees and expenses), liabilities, judgments, fines, penalties and amounts paid in settlement incurred in connection with such action, suit, proceeding or claim (including any investigation, preparation to defend or defense thereof); provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person unless such action, suit, proceeding, claim or counterclaim was authorized or consented to by the Board of Directors. Such indemnification shall not be exclusive of other indemnification rights arising now or in the future under any provision of law, Bylaw, agreement, vote of directors or stockholders or otherwise, shall continue as to a person who has ceased to be a director, officer, partner, trustee, employee or agent and shall inure to the benefit of the heirs and legal representatives of such person.
Any person seeking indemnification under this
Article VIII shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provision of this Article VIII shall not adversely affect any right or protection of a director, officer, partner, trustee, employee or agent of the Corporation with respect to any acts or omissions of such director, officer, partner, trustee, employee or agent occurring prior to such repeal or modification.
The rights to indemnification and to the advancement of expenses conferred in this Article
VIII shall be contract rights. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, partner, trustee, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ARTICLE IX
BUSINESS COMBINATIONS WITH
INTERESTED STOCKHOLDERS

The Corporation hereby elects not to
be governed by Section 203 of the DGCL as from time to time in effect or any successor provision thereto.

ARTICLE X
BOOKS

The books of the Corporation may
(subject to any statutory requirements) be kept outside of the State of Delaware as may be designated by the Board or in the Bylaws of the Corporation.


Signed this __ day of December, 2003.

___________________________________
Name:  Armand D. Mancini
Title:    Executive Vice President and CFO
___________________________________
Name:
Title:    Secretary